UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-3/A

Amendment No. 1

FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES

UNDER THE TRUST INDENTURE ACT OF 1939

GOLD RESERVE INC.

(Name of Applicant)

926 West Sprague Ave., Suite 200
Spokane, Washington 99201
(509) 623-1500

(Address of Principal Executive Offices)

Securities to be Issued Under the Indenture to be Qualified:

Title of Class	Amount*
5.50% Senior Subordinated Convertible Notes due 2014	Up to $102,347,000 aggregate principal amount

Approximate date of proposed Offer:

The Offer will commence on June 1, 2012 and will expire at 5:00 p.m., New York City time, on June 29, 2012 unless earlier terminated by the Company.

Name and Address of Agent for Service:

Rockne J. Timm

Chief Executive Officer
Gold Reserve Inc.
926 West Sprague Ave., Suite 200
Spokane, Washington 99201
Tel. (509) 623-1500

With Copies to:

Albert G. McGrath, Jr.
Baker & McKenzie LLP
2300 Trammell Crow Center
2001 Ross Avenue
Dallas, TX 75201
Tel. (214) 978-3000
Fax. (214) 978-3099

*	The actual aggregate principal amount of 5.50% Senior Subordinated Convertible Notes due 2014 to be issued pursuant to the Supplemental Indenture (defined below) may be less and depends upon the aggregate amount of the 5.50% Senior Subordinated Convertible Notes due 2022 that are tendered as described in Item 2 herein.

Gold Reserve Inc. hereby amends this application for qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of an amendment which specifically states that it shall supersede this application, or (ii) such date as the Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, as amended, may determine upon the written request of the Company.

This Amendment No. 1 to the Application for Qualification of Indenture on Form T-3 (File No. 022-28973) filed by Gold Reserve Inc., a company incorporated under the laws of Yukon, Canada (the “Company”), with the United States Securities and Exchange Commission on June 1, 2021 (the Form T-3), is being filed solely to add the delaying amendment pursuant to Rule 7a-9 under the Trust Indenture Act of 1939 and to include a reference to Exhibit T3G.

All other information in the Form T-3 is unchanged and has been omitted.

CONTENTS OF APPLICATION FOR QUALIFICATION

This application for qualification comprises:

(a)	Pages Numbered 1 to 4 numbered consecutively.

(b)	The statement of eligibility and qualification on Form T-1 of the Trustee under the Indenture to be qualified (included as Exhibit T3G hereto).*

(c)	The following exhibits in addition to those filed as part of the Form T-1 statement of eligibility and qualification of the Trustee:
Exhibit No.	Description
T3A	Restated Articles of Incorporation of the Company filed as Exhibit 3.1 to the Proxy Statement/Joint Prospectus included as a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998 and incorporated by reference herein
T3B	Bylaws of the Company filed as Exhibit 3.2 to the Proxy Statement/Joint Prospectus included as a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998 and incorporated by reference herein
T3C(1)	Indenture, dated May 18, 2007, by and among GR, and The Bank of New York Mellon, as successor in interest to The Bank of New York, as Trustee and the Co-Trustee named therein, incorporated by reference to Exhibit 7.1 to GR’s Registration Statement on Form F-10 (File 333-142944) filed with the U.S. SEC on May 14, 2007
T3C(2)	Form of Supplemental Indenture*
T3E(1)	Amended Company Repurchase Notice and Notice of Offer of Alternative Election of its 5.50% Senior Subordinated Convertible Notes due 2022, dated June 1, 2012. Incorporated by reference to Exhibit (a)(1)(A) of the Company’s Tender Offer Statement on Amendment No. 1 to Schedule TO dated June 1, 2012.
T3E(2)	Form of Repurchase Notice (Put Option). Incorporated by reference to Exhibit (a)(1)(B) of the Company’s Tender Offer Statement on Amendment No. 1 to Schedule TO dated June 1, 2012.
T3E(3)	Form of Notice of Withdrawal (Put Option). Incorporated by reference to Exhibit (a)(1)(C) of the Company’s Tender Offer Statement on Schedule TO dated June 1, 2012.
T3E(4)	Substitute Form W-9 (Put Option). Incorporated by reference to Exhibit (a)(1)(D) of the Company’s Tender Offer Statement on Amendment No. 1 to Schedule TO dated June 1, 2012.
T3E(5)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (Put Option). Incorporated by reference to Exhibit (a)(1)(E) of the Company’s Tender Offer Statement on Amendment No. 1 to Schedule TO dated June 1, 2012.
T3E(6)	Letter of Transmittal (Alternative Election). Incorporated by reference to Exhibit (a)(1)(F) of the Company’s Tender Offer Statement on Amendment No. 1 to Schedule TO dated June 1, 2012.
T3E(7)	Form of Notice of Withdrawal (Alternative Election). Incorporated by reference to Exhibit (a)(1)(F) of the Company’s Tender Offer Statement on Amendment No. 1 to Schedule TO dated June 1, 2012.
T3E(8)	Press Release, dated May 17, 2012. Incorporated by reference to Exhibit (a)(5)(G) of the Company’s Tender Offer Statement on Amendment No. 1 to Schedule TO dated June 1, 2012.
T3E(9)	Press Release, dated June 1, 2012. Incorporated by reference to Exhibit (a)(5)(H) of the Company’s Tender Offer Statement on Amendment No. 1 to Schedule TO dated June 1, 2012.
T3G	Statement of eligibility and qualification of the Trustee on Form T-1.*

*Filed previously with the Company’s Application for Qualification of Indentures on Form T-3 dated June 1, 2012.

Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, GOLD RESERVE INC., a corporation organized and existing under the laws of Yukon, Canada, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Spokane and State of Washington, on the 6th day of June, 2012.

GOLD RESERVE INC.

By:	/s/ Rockne J. Timm
Name: Rockne J. Timm
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
T3A	Restated Articles of Incorporation of the Company filed as Exhibit 3.1 to the Proxy Statement/Joint Prospectus included as a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998 and incorporated by reference herein
T3B	Bylaws of the Company filed as Exhibit 3.2 to the Proxy Statement/Joint Prospectus included as a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998 and incorporated by reference herein
T3C(1)	Indenture, dated May 18, 2007, by and among GR, and The Bank of New York Mellon, as successor in interest to The Bank of New York, as Trustee and the Co-Trustee named therein, incorporated by reference to Exhibit 7.1 to GR’s Registration Statement on Form F-10 (File 333-142944) filed with the U.S. SEC on May 14, 2007
T3C(2)	Form of Supplemental Indenture*
T3E(1)	Amended Company Repurchase Notice and Notice of Offer of Alternative Election of its 5.50% Senior Subordinated Convertible Notes due 2022, dated June 1, 2012. Incorporated by reference to Exhibit (a)(1)(A) of the Company’s Tender Offer Statement on Amendment No. 1 to Schedule TO dated June 1, 2012.
T3E(2)	Form of Repurchase Notice (Put Option). Incorporated by reference to Exhibit (a)(1)(B) of the Company’s Tender Offer Statement on Amendment No. 1 to Schedule TO dated June 1, 2012.
T3E(3)	Form of Notice of Withdrawal (Put Option). Incorporated by reference to Exhibit (a)(1)(C) of the Company’s Tender Offer Statement on Schedule TO dated June 1, 2012.
T3E(4)	Substitute Form W-9 (Put Option). Incorporated by reference to Exhibit (a)(1)(D) of the Company’s Tender Offer Statement on Amendment No. 1 to Schedule TO dated June 1, 2012.
T3E(5)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (Put Option). Incorporated by reference to Exhibit (a)(1)(E) of the Company’s Tender Offer Statement on Amendment No. 1 to Schedule TO dated June 1, 2012.
T3E(6)	Letter of Transmittal (Alternative Election). Incorporated by reference to Exhibit (a)(1)(F) of the Company’s Tender Offer Statement on Amendment No. 1 to Schedule TO dated June 1, 2012.
T3E(7)	Form of Notice of Withdrawal (Alternative Election). Incorporated by reference to Exhibit (a)(1)(F) of the Company’s Tender Offer Statement on Amendment No. 1 to Schedule TO dated June 1, 2012.
T3E(8)	Press Release, dated May 17, 2012. Incorporated by reference to Exhibit (a)(5)(G) of the Company’s Tender Offer Statement on Amendment No. 1 to Schedule TO dated June 1, 2012.
T3E(9)	Press Release, dated June 1, 2012. Incorporated by reference to Exhibit (a)(5)(H) of the Company’s Tender Offer Statement on Amendment No. 1 to Schedule TO dated June 1, 2012.
T3G	Statement of eligibility and qualification of the Trustee on Form T-1.*

*Filed previously with the Company’s Application for Qualification of Indentures on Form T-3 dated June 1, 2012.